EXHIBIT 99.1

July 30, 2009

To Our Members:

The Federal Home Loan Bank of Chicago (Bank) expects to file its second quarter 2009 report (Form 10-Q) with the Securities and Exchange Commission next month. As has been our practice, we are providing you with an overview of the Bank's recent financial results.

As you know, the Bank is in the midst of a transition from a business model that had become increasingly reliant on single-family, fixed-rate mortgages supported by voluntary stock, to a more traditional Federal Home Loan Bank (FHLB) model supported by advances to our members. We strive to provide you with consistent, predictable value for your membership, including a reasonable return on your investment. This "Advances" Bank model features the following general concepts:

-The scale of the Bank will be defined by the size of the advances book, such that the spread on the advances book is expected to cover operating expenses for the Bank, except for those associated with the MPF® Program: As we endeavor to pass on the benefit of our funding advantage to you, we believe that the size of the advances book will, over time, determine the funding available to cover operating expenses.

-The anticipated spread on the investment book will be used to grow retained earnings and to pay an appropriate dividend to members when earnings and risk considerations merit such a payment: In order to provide for growth in retained earnings and restore at least a nominal dividend once a sustainable level of profitability is restored, we plan to continue to direct our investment decisions toward instruments that have limited credit risk and are simpler to hedge.

-The MPF Program is expected to be supported by fees: We plan to continue to offer you off-balance sheet MPF products on a fee-for-service basis. The operating expenses associated with supporting other FHLBs in the program will be offset by fees from the participating banks.

Our goal is to transition the Bank so that it generates consistent earnings, builds retained earnings, restores at least a nominal dividend, and, ultimately, provides enhanced liquidity for your stock.

The results discussed here are preliminary and unaudited. Please refer to the Condensed Statements of Income and Statements of Condition that follow.

  The Bank expects to record net income of $103 million for the quarter ending June 30, 2009. Net interest income and income from derivative and hedging activities more than offset the net impact of $124 million of other-than-temporary impairment (OTTI) charges on our private-label mortgage-backed securities portfolio. While the hedging activities produced positive results in the second quarter, such outcomes are highly variable and indicative of the continued complexity of the balance sheet and, therefore, should not be interpreted as a trend. While we are making progress in transitioning our investments away from fixed-rate mortgages, our results may continue to be impacted by volatility in derivative values and hedging expenses for some time to come.
  Total assets fell 2% from year-end 2008 to $89.9 billion at June 30, 2009, as the availability of government funding programs and other sources of market liquidity, high levels of customer deposits, and the sluggish economy contributed to our members' reduced borrowing needs. Advances outstanding at the end of the second quarter 2009 were $27.2 billion, 29% less than at year-end 2008.
  Retained earnings at June 30, 2009, were $837 million, 55% higher than year-end 2008; $233 million of this increase resulted from changes in the accounting treatment of OTTI impairments on our mortgage-backed securities portfolio. On January 1, 2009, we recorded a cumulative effect of non-credit impairment adjustments for the prior year of $233 million in accordance with FSP FAS 115-2.
  We remain in compliance with all of our regulatory capital requirements.

Financial Results

Net interest income for the quarter ending June 30, 2009, was $157 million, compared to $22 million in the second quarter of the previous year. Interest income for the second quarter of 2009 of $753 million was 17% lower than interest income of $903 million in the second quarter of 2008 reflecting the lower rate environment, lower advance levels, and the continuing reduction of our holdings of higher-yielding MPF loans in portfolio due to prepayments. As we have mentioned in earlier quarters, we have undertaken an investment strategy focused on agency MBS and other lower-credit risk investments to reduce the underlying risk profile of the investment portfolio and simplify the hedging activities associated with it.

Interest expense fell 33% from $881 million in the second quarter of 2008 to $594 million as we called higher-cost debt and replaced it with shorter-term, lower-cost discount notes.

Non-interest loss of $2 million resulted primarily from a $124 million net charge on the other-than-temporary impairment of our private-label mortgage-backed securities investment portfolio, offsetting income of $122 million from derivative and hedging activities.

The OTTI net charge represents anticipated credit losses (those due to projected cash shortfalls on the underlying securities), excluding non-credit losses (primarily the result of current market conditions). We analyze our portfolio of mortgage-backed securities each quarter to assess both credit and non-credit losses. We expect that we will experience additional OTTI charges in future reporting periods, but cannot predict the level of those charges.

Income from derivatives and hedging activities for the second quarter of 2009 of $122 million reflects the continuing volatility in the market and its effect on the concentration of mortgage assets and associated hedges on our balance sheet. Because of the continuing interest rate volatility, we can expect continuing fluctuation in derivatives and hedging income/expense. During the second quarter of 2009, we closed out some hedging positions that had immediate positive impact, but also resulted in the deferral of some expenses which will be amortized over the life of the underlying bonds. As the composition of the balance sheet transitions from one with mortgages making up the majority of assets to one where advances and investments that are less sensitive to interest rate volatility predominate, we expect to continue to see fluctuations in the income and losses from derivatives and hedging. As the Bank makes progress in this transition, we expect a reduction in significant fluctuations in the impact of hedging on income in future years.

Advances fell $10.9 billion (29%) from $38.1 billion at year-end 2008 to $27.2 billion at the end of the second quarter of 2009, a reversal of the upward trend in advances over the course of 2008. We believe that this decrease reflects members' reduced borrowing needs resulting from the availability of liquidity through various federal government funding programs, an increase in deposits for many of our members, and the state of the economy. While members across the District have experienced reduced demand, the reduction in advances was concentrated in two large institutions.

We are pleased that we were able to provide unusually high levels of liquidity to members during the height of the credit crisis in 2008, illustrating the Bank's ability to react quickly to changes in member needs. While remaining a reliable source of liquidity to our members is a crucial role for this Bank, our focus on growing our advances portfolio is to, over time, increase the amount of term financing used by our members. Increasing the advances book in this manner is core to our strategy for transitioning the Bank over the next few years.

Total MPF Loans held in portfolio were $27.0 billion at June 30, 2009, a reduction of $5.1 billion (16%) from the year-end 2008 and down $6.8 billion from the second quarter of 2008. Since the MPF Xtra™ product was introduced in September 2008, approximately 169 FHLBC participating financial institutions (PFIs) have activated MPF Xtra master commitments and more than 85% of them have delivered loans. The rate environment in the first half of 2009 prompted increases in the volume of loans sold through the MPF Xtra product, surpassing $2.3 billion to-date for FHLBC members. Three other FHLBs began offering the MPF Xtra product to their PFIs during the second quarter of 2009, a reflection of the value of this product in the MPF Program going forward.

Member Credit, Member Collateral, Member Cooperative

Eleven of our members have been resolved by the Federal Deposit Insurance Corporation so far this year. Our advances were either fully repaid at the time of the resolution or the outstanding obligations were assumed by other financial institutions. We continue to see the effects of the economy stressing some members' earnings and capital positions and expect to see additional resolutions in the coming months. We are committed to the dual goals of working with stressed members and monitoring credit and collateral of the entire membership to protect member capital.

Rating Change

On July 13, Standard and Poor's upgraded the Bank's counterparty credit rating to AA+ with a stable outlook. S&P cited the Bank's "strong asset quality, solid balance-sheet liquidity, low funding costs, and improving but adequate risk management."

Capital Stock Conversion

We are in the midst of discussions with our regulator regarding a capital stock conversion plan. We believe that stabilizing our capital stock is fundamental to the successful transition of the Bank. We wish to convert as expeditiously as possible so that we can turn our attention to the execution of tactical plans designed to:

  expand our member relationships, including the use of advances, letters of credit, and the MPF Xtra product;
  complete the transition of the balance sheet; and
  appropriately scale our operating expenses.

As we are sure you agree, we consider the successful execution of a capital stock conversion plan as essential to normalizing our relationship with our members.

Our Commitment

As market volatility continues in an uncertain economy, we continue to look at ways that we can help members with their financing needs, including advances, letters of credit, and the MPF Xtra product. We are always mindful of your joint ownership of the Bank and our responsibility to safeguard the value of the Bank for our membership on the whole.

One of the decisions we have made that will reduce future operating expenses is to move our office to smaller, more economical space. As of August 31, our new address will be:

200 E. Randolph Street

Chicago, IL 60601

312-565-5700

We will be holding three more member meetings next month. If we don't see you this summer, we plan to hold more member meetings in the fall and winter. As always, we invite your comments and questions and wish all of you well during what remains of our summer.

Best regards,

Matt Feldman

President and CEO

Condensed Statements of Income (unaudited):
In millions	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Interest income	$753	$903	-17%	$1,541	$1,901	-19%
Interest expense	594	881	-33%	1,238	1,848	-33%
Provision for credit losses	2	-	n/m	5	-	n/m
Net interest income	157	22	614%	298	53	462%
Non-interest income (loss)	(2)	(63)	97%	(153)	(141)	-9%
Non-interest expense	29	33	-12%	58	64	-9%
Assessments	23	-	n/m	23	-	n/m
Net income (loss)	$103	$(74)	239%	$64	$(152)	142%

Net interest margin on interest - earning assets	0.70%	0.10%	0.60%	0.67%	0.12%	0.55%
n/m = not meaningful

Condensed Statements of Condition (unaudited):
In millions As of:	June 30, 2009	December 31, 2008	Change
Assets Cash and due from banks	$19	$130	-85%
Federal Funds sold and securities purchased under agreements to resell	8,790	1,580	456%
Investment securities	26,409	19,603	35%
Advances	27,192	38,140	-29%
MPF Loans held in portfolio, net	26,964	32,087	-16%
Other assets	496	589	-16%
Total assets	$89,870	$92,129	-2%

Liabilities and Capital
Consolidated obligation discount notes	$40,286	$29,466	37%
Consolidated obligation bonds	40,999	55,305	-26%
Other liabilities	5,887	4,071	45%
Subordinated notes	1,000	1,000	-
Total liabilities	88,172	89,842	-2%
Capital stock	2,375	2,386	-
Retained earnings	837	540	55%
Accumulated other comprehensive income (loss)	(1,514)	(639)	-137%
Total capital	1,698	2,287	-26%
Total liabilities and capital	$89,870	$92,129	-2%

Regulatory capital stock plus Designated Amount of subordinated notes	$3,801	$3,787	0%

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. "MPF" is a registered trademark of the Federal Home Loan Bank of Chicago. "MPF Xtra" is a trademark of the Federal Home Loan Bank of Chicago.